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                                                                    EXHIBIT 10.1

                                 LSB CORPORATION
                             SPECIAL SEPARATION PLAN

1.   Purpose.

     The purpose of this LSB Corporation Special Separation Plan is to provide eligible employees with certain severance benefits if they are terminated from employment with LSB Corporation (the "Company") and its wholly-owned subsidiary, River Bank (the "Bank") in connection with a Change in Control (as defined below).

2.   Eligible Employees.

     The following classes of regular employees of the Company and the Bank (collectively, the "Employers") are eligible to receive a benefit under this Plan if they are terminated from employment under qualifying circumstances described in Section 4:

 GROUP                           DESCRIPTION
 -----                           -----------
Group 1   Each officer employee classified at or above the Senior
          Vice President level

Group 2   Each officer employee classified as a Vice President

Group 3   Each employee classified as a Manager or Assistant Vice
          President

Group 4   Each full-time employee not described in Groups 1, 2 or 3

Group 5   Each part-time employee

     Employees engaged on a project, intermittent, fixed term of less than one year, or other temporary basis are not regarded as regular employees for purposes of the Plan and are ineligible to participate in the Plan. An employee's classification will be determined as of the Employers' last business day prior to the employee's termination (the "Determination Date"). Each regular employee who is typically scheduled to work less than 37.5 hours per week for at least six months during the twelve month period ending on the Determination Date (or, in the case of regular employees hired less than six months before the Determination Date, for the duration of their employment) will be deemed to be employed on a part-time basis for purposes of this Plan.

3.   Change in Control.

     For purposes of this Plan, a "Change in Control" shall be deemed to have occurred upon the occurrence of any of the following events:

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     (i)  any circumstance that the Company or the Bank would be required to report as a change in control under Item 5.01 of the Current Report on Form 8-K as prescribed by applicable regulations promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor provision; or

     (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company or the Bank (other than in the case of the Bank, for the Company's ownership of the capital stock of the Bank), and the Board of Directors of the Company or the Bank, as the case may be, has not consented to such event by a two-thirds (2/3) vote of all of the members of the Board of Directors adopted either prior to such event or within sixty (60) days thereafter, provided that if at the time such a consent vote is adopted after such event, the persons who were directors of the Company or the Bank, as the case may be, immediately prior to such event do not constitute a majority of the Board of Directors of the Company or the Bank, respectively, or of any successor institution, such vote shall not be deemed to constitute consent for the purposes of this provision; or

     (iii) any tender or exchange offer for the ordinary voting stock of the Company or the Bank, or any merger, consolidation, or other business combination involving the Company or the Bank, or any sale or other disposition of assets of the Company or the Bank constituting all or substantially all of the Company's assets (considered a consolidated basis), or any combination of the foregoing transactions has occurred, and as the result of, or in connection with, such transaction(s) (A) the individuals who were directors of the Company or the Bank immediately before the commencement of such transaction(s) cease to constitute a majority of the Board of Directors of the Company or the Bank, respectively, or of any successor institution or (B) persons, who, immediately prior to the commencement of such transaction(s), were the beneficial owners of ordinary voting stock of the Company or the Bank, beneficially own (within the meaning of Rule 13d-3), directly or indirectly, less than forty percent (40%) of the then outstanding shares of ordinary voting stock of the entity resulting from such transaction(s), including, without limitation, an entity which as a result of such transaction(s) owns the Company or the Bank or all or substantially all of the assets of the Company or the Bank either directly or through one or more subsidiaries; or

     (iv) during any period of two consecutive years, individuals who constitute the Board of Directors of the Company at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's directors; provided, however, that for purposes of this clause, an individual shall be deemed to have also been a director at the beginning of such period if such individual was elected by the Company's Board of Directors (or nominated by the Company's Board of Directors of the Company for election by the stockholders) by a vote of at least


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          two-thirds (2/3) of the directors who either were directors at the beginning of the two-year period or who were so elected or nominated by such directors.

4.   Special Separation Benefits.

     Each eligible employee who, within one (1) year after a Change in Control, is terminated by the Company and/or Bank from all employment with the Employers for reasons other than Cause shall be entitled to receive the special separation payment described in Section 4(a) and the special benefit continuation rights described in Section 4(b). Without limiting the foregoing, employees who separate from service in connection with a voluntarily resignation, retirement or death are ineligible for benefits under the Plan.

     (a) Subject to subsection (c), (d) and (e) of this Section 4, the special separation payment is a gross amount, subject to applicable withholding, equal to two weeks' Compensation for each complete Year of Service credited to the employee as of the Determination Date. The special separation payment is to be distributed to eligible employees in a lump sum within thirty (30) days after the Determination Date.

          For purposes of the Plan, "Compensation" means an employee's regular, base weekly compensation from the Employers subject to tax withholding (but including any elective deferrals excluded from such employee's compensation subject to withholding based on Section 125, 129, 132(f) and/or 401(k) of the Internal Revenue Code of 1986, as amended ("IRC")), determined as of the Determination Date; provided, however that with respect to each non-salaried employee, such employee's regular, base weekly compensation shall be determined by dividing his or her aggregate regular, base weekly compensation earned during the six month period ending on the Determination Date by twenty-six (or, in the case of an individual employed for less than six months as of the Determination Date, his or her aggregate regular, base weekly compensation earned in all weeks (including partial weeks) of employment divided the number of such weeks (including partial weeks).

          For purposes of the Plan, "Year of Service" means each twelve month period commencing on an employee's effective date of employment (or any anniversary thereof) during which the employee is employed throughout the year. An eligible employee will be credited with a complete Year of Service for the year in which the Determination Date occurs if the Determination Date is at least nine months later than the employee's most recent employment anniversary.

     (b) Each eligible employee entitled to receive a special separation payment under Section 4(a) may elect to continue for the maximum extension period (defined below) their coverage (and that of their spouse and eligible dependents) under each group medical, hospitalization, vision and dental care plan maintained by the Employers in which the employee participates as of the Determination Date; provided, however, that such continuation is permitted under the terms of such


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

          plans, excluding coverage continuation rights required by IRC Section 4980B ("COBRA").

          Employees who elect the special benefit continuation rights set forth in this Section 4(b) shall be required to pay the same portion of the applicable premium for such coverage paid by active employees for similar coverage. At the election of the Employers, eligible employees who continue coverage pursuant to this Section 4(b) may be allowed to apply a portion of the special separation payment to which they are entitled under Section 4(a) to pay their premium amounts on a pre-tax basis under an IRC Section 125 cafeteria plan, subject to terms of such plan.

          The maximum extension period is the period ending on the earlier of
          (i) the first anniversary of the Determination Date, and (ii) the date on which the employee becomes eligible to participate, as an employee or otherwise, in another group health plan provided such plan does not contain a pre-existing condition exclusion or limitation that affects the employee. To the extent permitted under the terms of the applicable plans and COBRA, an employee's maximum coverage period under COBRA shall be measured from the date of coverage loss due to the expiration of the special benefit continuation provided under this
          Section 4(b), rather than from the date of employment loss.

     (c) Minimum Special Separation Payment. Subject to Section 4(e), in no event shall the gross amount to which an eligible employee is entitled under this Plan due to a qualifying termination be less than the amount specified in the following table:

 GROUP     MINIMUM SPECIAL SEPARATION PAYMENT
 -----    ------------------------------------
Group 5   Eight (8) weeks' Compensation

Group 4   Eight (8) weeks' Compensation

Group 3   Twelve (12) weeks' Compensation

Group 2   Twenty-six (26) weeks' Compensation

Group 1   Thirty-nine (39) weeks' Compensation

     (d) Maximum Special Separation Payment. Notwithstanding Section 4(a), in no event shall an employee be eligible to receive a special separation payment in excess of sixty (60) weeks' Compensation.

     (e) Special Separation Payment Offsets. The amount of the special separation payment to which an eligible employee is otherwise entitled shall be reduced by: (i) any payments to which such employee is entitled under the federal Worker Adjustment and Retraining Notification Act or similar federal, state or local law; (ii) separation benefits payable to the employee under any written employment


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

          agreement with the Company or the Bank or any successor(s) in interest thereto; and (iii) the amount, if any, by which the special termination payment exceeds the amount that may be deducted by the payor based on IRC Section 162(m) or 280G.

     (f) Cause means that (i) the conviction of any crime involving moral turpitude, or a plea of nolo contendere to such an offense; or (ii) gross negligence in the performance of, or a willful refusal to perform, any duty or responsibility as an employee of the Company and/or Bank after written notice is delivered to the employee with at least fifteen days to cure the subject activity; and provided that such activity does not result from sickness, accident, disability or similar cause beyond the control of the employee.

5.   Amendment and Termination.

     The Board of Directors of LSB Corporation reserves the right, in its sole and absolute discretion, (i) at any time and from time to time, to modify or amend the Plan in whole or in part; and (ii) to terminate the Plan in whole or in part at any time; provided however that in no event may the Plan be amended or terminated during the twelve month period commencing on the occurrence of a Change of Control without the written consent of all employees affected by such amendment or termination. In the event of the termination of the Plan, no Participant will be deemed to have any vested benefit or non-forfeitable right to receive any benefit under the Plan. This Plan shall be binding upon the Company and the Bank and each of their respective successors and assigns.

6.   Administration.

     The Plan shall be administered by the Board of Directors of LSB Corporation, or its designee. The administrator has complete authority, in its sole and absolute discretion, to construe the terms of this Plan, including determining the eligibility for, and amount of, severance benefits due under this Plan. Except as otherwise provided herein, all decisions of the administrator shall be final and binding on all parties affected thereby. It is intended that the Plan will be administered in accordance with the applicable requirements of IRC Section 409A.


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

7.   Plan Not a Contract of Employment.

     Nothing contained in this Plan shall be held or construed to create any liability upon the Employers' to retain any employee in its service. All employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

8.   Source of Funds.

     All benefit payments required under this Plan shall be paid from the Employer's general assets. The Plan is intended to be unfunded for purposes of the IRC and the Employee Retirement Income Security Act, to the extent applicable.

Approved: LSB Corporation Board of Directors: 8/10/06


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